Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-130600 and 333-125713) pertaining to the LHC Group, Inc. 2006 Employee Stock Purchase Plan and the LHC Group, Inc. 2005 Incentive Plan of our reports dated March 14, 2007, with respect to the consolidated financial statements of LHC Group Inc., LHC Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LHC Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP
New Orleans, Louisiana
March 14, 2007